                       BOSTON FINANCIAL & EQUITY CORPORATION

                                Mailing Address:

                          P.O. Box 71, Kenmore Station
                         Boston, Massachusetts 02215-0002
                     Tel: (617) 267-2900  New FAX No.: 617-437-7601

Adolf F. "Sonny" Monosson, President                       Established 1968
                          VIA:      FAX NO. (213) 644-9510
                                        AND
                                  FEDERAL EXPRESS
January 30, 1996

Mr. Leland Thoburn
Treasurer
EARTHLINK NETWORK, INC.
3171 Los Feliz Boulevard, Suite 203
Los Angeles, CA 90039

                                LEASE LINE AGREEMENT

Dear Lee:

Boston Financial & Equity Corporation ("BF&EC") is pleased to make the following Lease Line Agreement ("Agreement") with EarthLink Network, Inc. ("EarthLink") to provide equipment leasing to EarthLink in the amount hereinafter specified and for the period ("Availability Period") and on the terms and conditions hereinafter specified:

1. During the Availability Period we propose to lease equipment to EarthLink, which equipment, in the aggregate, would have a cost of not more than $700,000. All costs relating to the installation, freight, training, insurance and any other cost related to the acquisition, installation or operation of the leased equipment would be paid directly by EarthLink and would not be included as part of the Agreement.

2. The Availability Period commences on January 29, 1996 and expires on January 29, 1997. To the extent leases have not been executed and the purchase orders submitted by BF&EC to the supplier of the proposed leased equipment, and accepted by the supplier during the Availability Period, this Agreement will be of no further effect.

3. For each item of equipment leased during the Availability Period the lease will have an initial term of thirty-six (36) months with a monthly rental factor of .0350 for months one (1) through twenty-four
    (24), and .0330 for the final twelve (12) months. The actual monthly rental will be determined by multiplying the cost of the equipment by the applicable monthly rental factor, plus any monthly maintenance charges. Advance rental payments for month thirty-six (36) are due upon execution of each lease schedule.



                                                               Continued.....

                 20 Overland Street, Boston, Massachusetts 02215-3309

                        BOSTON FINANCIAL & EQUITY CORPORATION

                                Mailing Address:

                          P.O. Box 71, Kenmore Station
                         Boston, Massachusetts 02215-0002
                               Tel:(617) 267-2900     New FAX No.: 617-437-7601

Adolf F. "Sonny" Monosson, President                       Established 1968
    Page Two


4. The proposed lease transaction is intended to be a true lease and EarthLink will have no option of any kind to acquire title to the leased equipment. However, at the end of the initial term EarthLink will have the right, assuming no default and upon no less than ninety
    (90) days written notice, to extend the lease term for an additional twenty-four (24) months at a monthly rental factor of .0095 per month, plus any monthly maintenance charges, and a subsequent right, assuming no default and upon no less than ninety (90) days written notice, to extend the lease term for an additional sixty (60) months at a monthly rental FACTOR of .0055 per month, plus any monthly maintenance charges.

5. Both parties intend that the type of equipment to be leased shall be new STEELCASE office furniture, computers, and peripherals.

6. For value received EarthLink will issue a Warrant to purchase Ten Thousand (10,000) shares of EarthLink common stock. The exercise price of the shares shall be equal to Four Dollars ($4.00) per share unless EarthLink demonstrates to BF&EC proceeds of at least One Million Dollars ($1,000,000) from a round of common stock financing on or before March 15, 1996. If EarthLink demonstrates to BF&EC's satisfaction the proceeds described above, BF&EC's exercise price for this Agreement shall be the average price paid by investors in that round. The full details of the Warrant shall be agreed to in a separate Warrant Agreement.

7. The documentation to be utilized in connection with each lease transaction pursuant to this Agreement will be BF&EC's standard Master Equipment Lease, with appropriate lease schedules, as well as a filing of appropriate financing statements to give public notice of the lease transaction, and the delivery by EarthLink of such other instruments, documents and certificates as BF&EC or its counsel may require.

8. EarthLink must furnish to BF&EC, on a regular basis, pursuant to the terms of the Master Equipment Lease, financial statements and at any time as EarthLink's financial condition shall not be satisfactory to BF&EC, BF&EC may forthwith terminate this Agreement.

9. In all events BF&EC reserves the right to reject EarthLink's request to lease any particular item of equipment. BF&EC's obligation to lease the same to EarthLink, assuming that BF&EC does not reject EarthLink's request, is based upon the availability of the equipment at a price satisfactory to BF&EC.


                                                               Continued.....

                 20 Overland Street, Boston, Massachusetts 02215-3309

                       BOSTON FINANCIAL & EQUITY CORPORATION

                                Mailing Address:

                         P.O. BOX 71, Kenmore Station
                       Boston, Massachusetts 0-2215-0002
                              Tel: (617) 267-2900    New FAX No.: 617-437-7601

Adolf F. "Sonny" Monosson, President                          Established 1968
   Page Three

10. This Agreement and the terms' and conditions contained herein is confidential and proprietary. EarthLink agrees not to disclose the same to any other party without the prior written consent of BF&EC.

11. This Agreement and the respective obligations herein shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.



If this Agreement is satisfactory to EarthLink, please accept the same by signing and returning the enclosed counterpart with a non-refundable lease line commitment fee of Fourteen Thousand Dollars ($14,000). Unless such counterpart is accepted by EarthLink and received by BF&EC with such nonrefundable fee on or before Friday, February 9, 1996, this Agreement shall be of no further force and effect.

                                       Sincerely,

                                       BOSTON FINANCIAL & EQUITY CORPORATION



                                       /s/ H. Thomas Carter

                                       H. Thomas Carter
                                       Assistant Vice President





AGREED AND ACCEPTED:
EARTHLINK NETWORK, INC.


/s/ Leland Thoburn
- ---------------------------------
(Signature)

LELAND THOBURN
- ---------------------------------
(Name)

Treasurer
- ---------------------------------
(Title)

HTC:Isj
4976M

          20 Overland Street, Boston, Massachusetts 02215-3309